Kim C. Hanemann Named to Middlesex Water Company

Board of Directors

ISELIN, NJ –– 01/27/16 – Middlesex Water Company (NASDAQ:MSEX) has named Kim C. Hanemann to its Board of Directors, effective January 26, 2016.

Ms. Hanemann serves as Senior Vice President – Delivery Projects and Construction of Public Service Electric & Gas Company (PSE&G). Headquartered in Newark, NJ, PSE&G is one of the largest combined electric and gas companies in the United States and is also New Jersey’s oldest and largest utility company. PSE&G is the largest subsidiary of publicly-traded Public Service Enterprise Group Incorporated (NYSE: PEG).

At PSE&G, Ms. Hanemann is responsible for execution of the company’s transmission construction projects to maintain electric system reliability. Her responsibilities include oversight of project management, project controls, licensing, permitting and commissioning. The current portfolio under Ms. Hanemann’s management commands a budget through 2019 of approximately $6.8 billion and a workforce of more than 900.

“We are excited to welcome Kim to the Middlesex Water Board. Her broad background and experience in various aspects of utility management for a large organization will further complement the diverse skills of our Board,” said Middlesex Water Company Chairman, President & CEO Dennis W. Doll. “Kim’s contributions will be invaluable in light of our company’s ongoing and increasing need to invest in critical utility infrastructure,” added Doll.

Ms. Hanemann is being named as a Director in Class I and will stand for election at the Annual Meeting of Shareholders on May 24, 2016. In addition, she has been appointed to serve on the Audit Committee of the Board.

Ms. Hanemann joined PSE&G as an Engineer in 1986, and has held numerous leadership positions in both electric and gas field operations, and in utility support operations. She was named a Director in 2007, promoted to Vice President in 2010, and to Senior Vice President in 2014.

Ms. Hanemann has a long record of community service, including service on the Foundation Board of Children’s Specialized Hospital. She is also the Executive Sponsor for PSEG’s Women’s Network, an employee resource group aimed at providing women with career development insights and skills to aid in their success. She also serves on PSEG’s Diversity and Inclusion Council. She is a graduate of Lehigh University where she earned a bachelor’s degree in mechanical engineering, and the Rutgers Graduate School of Management, where she earned a Masters of Business Administration.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers in central and southern New Jersey, Delaware and Pennsylvania. For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

Contact:

Bernadette Sohler, Vice President of Corporate Affairs

Middlesex Water Company

732-638-7549